Exhibit 10.18

MUELLER WATER PRODUCTS, INC.

SPECIAL BONUS, INCENTIVE AWARD AND TERMINATION

PROTECTION PROGRAM

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Mueller Water Products, Inc. (the “Company”) established the Mueller Water Products, Inc. Special Bonus, Incentive Award and Termination Protection Program (the “Program”), as set forth herein, for the benefit of an Eligible Employee (as herein defined) of the Employer. The Program has been approved by the Compensation and Human Resources Committee of the Company, and implemented by duly authorized officers of the Company.

1.2 Purpose. The Company established the Program to reward and retain an Eligible Employee with a cash award provided the Eligible Employee remains employed through certain specified dates and meets his or her applicable performance objectives. The Company intends the Program to be a “bonus program” within the meaning of Department of Labor Regulation section 2510.3-2(c).

ARTICLE II

DEFINITIONS

2.1 “Administrator” means the Chairman of the Board, as the designee of the Compensation and Human Resources Committee of the Board, as the administrator of the Program. In the event of a Change in Control of Anvil, the Administrator means the entity or person designated by the Successor to administer the Program.

2.2 “Anvil” means Anvil International, L.P., a Delaware limited partnership and a wholly owned subsidiary of the Company.

2.3 “Board” means the Company’s Board of Directors.

2.4 “Bonus” means the annual incentive award payable to the Eligible Employee pursuant to the Company’s Management Incentive Program or Executive Incentive Plan, as applicable.

2.5 “Cause” means an Eligible Employee’s (a) conviction of a felony or any other crime or act involving dishonesty, fraud or moral turpitude; (b) fiduciary breach against the Employer or the Successor; (c) failure to adequately perform his or her duties; or (d) negligence in the performance of his or her duties.

2.6 “Change in Control” shall mean (a) any person (other than the Company or any affiliate of the Company and any trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the beneficial owner, directly or indirectly, of partnership interests of Anvil representing more than fifty one percent (51%) of the combined voting power of Anvil’s then outstanding partnership interests or (b) the Company sells or disposes of fifty one percent (51%) or more of Anvil’s assets to any person that is not an affiliate of the Company (or any transaction or series of transactions having a similar effect).

2.7 “Company” means Mueller Water Products, Inc., a Delaware corporation.

2.8 “Effective Date” means the effective date of a Change in Control of Anvil at any time before September 30, 2009.

2.9 “Eligible Employee” means an Employee who is notified in writing that he or she is eligible to participate in the Program and who executes an agreement in the form attached as Exhibit A. As specifically provided in Article VII, the Administrator has the sole discretion to determine whether an individual is an Eligible Employee. Such determination is conclusive and binding on all parties notwithstanding any contrary determination by any court or governmental agency including, but not limited to, the Internal Revenue Service. An Eligible Employee who is notified that he or she is an Eligible Employee shall continue to be an Eligible Employee unless and until the earlier of the date immediately preceding the Effective Date or the End of the Program Date, or the date the Eligible Employee has received all amounts payable to him or her hereunder.

2.10 “Employee” means a common law employee of the Employer.

2.11 “Employer” means the Company and Anvil.

2.12 “End of the Program Date” means September 30, 2009, or, in the event of a Change in Control prior to such date, the Effective Date.

2.13 “Salary” means an Eligible Employee’s regular annual rate of pay.

2.14 “Successor” means the successor to Anvil following a Change in Control.

2.15 “Target Bonus” shall be equal to the greater of (a) the most recent annual target amount for the Eligible Employee’s Bonus as communicated to the Eligible Employee; or (b) the most recent Bonus paid to the Eligible Employee.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Generally. An Employee shall become an Eligible Employee upon the date the Employee executes the eligibility agreement attached as Exhibit A.

3.2 Special Bonus Award Eligibility. An Eligible Employee shall be entitled to receive a Special Bonus Award if he or she remains employed by the Employer through the earlier of September 30, 2009 and the Effective Date. The Special Bonus Award payable to any Eligible Employee shall be expressed in his eligibility agreement as a percentage of his Salary at the rate in effect on October 1, 2007.

3.3 Termination Payment Eligibility. An Eligible Employee shall be entitled to receive a Termination Payment if the Eligible Employee’s employment with Anvil is terminated without Cause during the period beginning on the Effective Date and continuing through the second (2nd) anniversary of that date. The Termination Payment shall be equal to a specified percentage of the Eligible Employee’s Salary at the rate in effect on October 1, 2007 plus a specified percentage of his or her Target Bonus.

3.4 Incentive Award Eligibility. If an Eligible Employee is continuously employed from October 1, 2007 through the date of payment, he or she shall be entitled to receive an Incentive Award. The Incentive Award shall be equal to twenty-five percent (25%) of the aggregate annual bonuses allocated to the Eligible Employee for the period between the October 1, 2007 and September 30, 2009, or, if earlier, the Effective Date. The Incentive Award shall be credited to the Eligible Employee only if the Eligible Employee achieves his or her annual targets, but if the Eligible Employee achieves the annual target in the second year of the Program, and that annual target encompasses actual results that are equal to or better than the compounded total of the targets for the first year and the second year, the Eligible Employee will be credited an Incentive Award as if he or she achieved his or her annual targets in both years one and two. Such Award shall be credited to the Eligible Employee as part of the annual Bonuses awarded to the Eligible Employee under the Company’s bonus plans for the period between October 1, 2007 and the Effective Date, but shall not be considered as part of employee’s “bonus” for severance or any other purpose.

ARTICLE IV

PAYMENT DATES

4.1 Special Bonus Award Payment Date. The Company or the Successor, as the case may be, shall pay each Special Bonus Award as soon as administratively feasible after September 30, 2009, but in no event later than November 30, 2009, or, if earlier, on the Effective Date.

4.2 Termination Payment Date. The Successor shall pay each Termination Payment as soon as administratively feasible after the Eligible Employee’s termination date following the Effective Date, but in no event later than sixty (60) days after the termination date.

4.3 Incentive Award Amount. The Company or the Successor, as the case may be, shall pay the Incentive Award as soon as soon as administratively feasible after September 30, 2009, but in no event later than November 30, 2009, or, if earlier, on the Effective Date.

ARTICLE V

UNFUNDED STATUS OF AWARDS

Each award payable under this Program is a bookkeeping entry only. No entity shall set aside any assets to pay any amounts under the Program. No Eligible Employee shall have an interest in any particular assets of the Company, the Successor, or any subsidiary or affiliate of the Company or the Successor by reason of the right to receive an award under this Program. An Eligible Employee with a right to receive an award under this Program shall have only the rights of a general unsecured creditor of the Company.

ARTICLE VI

NO VESTED RIGHTS

No Eligible Employee shall have a vested right to any amount under the Program before the applicable dates set forth in Article IV. The Company intends this document to set forth the basic terms and conditions under which an Eligible Employee may become entitled to an award.

Neither this document nor the Program generally is a contract between the Eligible Employee and any other person or entity.

ARTICLE VII

ADMINISTRATION

The Administrator administers the Program. The Administrator has the full power to construe, interpret and make all determinations under the Program including, but not limited to, the determination (a) whether an individual is an Eligible Employee; (b) the amount of each award under the Program; and (c) whether the Eligible Employee has met any requirement under the Program. The Administrator has the full power to establish, amend and waive rules for the Program’s administration. All determinations and decisions the Administrator makes under the Program are binding on all persons including each Employer and the Successor. No individual shall be entitled to receive an award unless the Administrator determines, in its sole discretion, that the individual has met the Program’s requirements to receive an award.

ARTICLE VIII

SUCCESSORS, ASSIGNS AND ASSUMPTION BY THE BUYER

All obligations of the Company under the Program shall be binding on any successor to the Company. In connection with any sale of Anvil, the Company shall assign to Anvil this Program and all obligations and liabilities thereunder. Upon a Change in Control, the Successor shall assume sponsorship of the Program and any obligation or liability which remains as of such date including, but not limited to, the obligation to pay a Termination Payment.

ARTICLE IX

MISCELLANEOUS

9.1 Subject to the following sentence, the Company may amend, suspend or terminate the Program at any time and from time to time by action of the Board. Notwithstanding the preceding sentence, neither Anvil nor the Successor may amend the Program to negatively affect any award that is or may become payable hereunder or terminate the Program prior to the date all liabilities are satisfied hereunder. Notwithstanding any provision in this Program to the contrary, the Program shall terminate as of the date all liabilities are satisfied hereunder.

9.2 The Company shall deduct or withhold all amounts necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Program.

Notwithstanding anything to the contrary herein, if an Eligible Employee is a “specified employee” under Section 409A of the Code, then any payment(s) to that Eligible Employee hereunder that (A) are not exempt from Section 409A and (B) are otherwise payable within 6 months after the Eligible Employee’s termination of employment shall instead be made on the date 6 months and 1 day after such termination of employment, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of termination of employment from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence.

9.3 No Eligible Employee may sell, assign, transfer, discount, pledge as collateral for a loan or otherwise anticipate the right to any payment under the Program.

9.4 If the Administrator, Board, the Company or the Successor determines that it overpaid an Eligible Employee or paid an Eligible Employee an award and such Eligible Employee was not entitled to payment, then the Eligible Employee shall repay the mistaken amount within thirty (30) days after written notice thereof. If the Eligible Employee does not repay such amount, then the mistaken payment may be recovered by offsetting the mistaken payment against any money that might then or later be due to the Eligible Employee from the Company or any plan sponsored by the Company, to the extent permitted under applicable law. The right under this Section 9.4 to recover mistaken payments through offset is not the exclusive means by which recovery of the mistaken payment may be pursued. In addition to or in lieu of offset, the recovering person or entity may also pursue ordinary collection efforts or legal action against the Eligible Employee.

9.5 Headings are included for the convenience of reference only and shall not be used in the interpretation or construction of any provision contained in the Program.

9.6 In the event any provision of the Program is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

9.7 Nothing in the Program shall interfere with or limit in any way the right of the Employer or the Buyer to terminate any individual’s employment at any time. The Program shall not confer upon any individual any right to continue in the employ of an Employer or the Successor.

9.8 The laws of the State of Delaware shall govern the Program.

IN WITNESS WHEREOF, the Company adopts the Program on this 10th day of December, 2007, with effect from October 1, 2007.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland
President and Chief Executive Officer

EXHIBIT A

FORM OF NOTICE OF ELIGIBILITY

This Agreement is made as of December 10, 2007 by and between Mueller Water Products, Inc. (the “Company”) and the undersigned employee (the “Employee”).

The Company has agreed to offer the undersigned Employee of Anvil International, L.P. the rights of an “Eligible Employee” under the Special Bonus, Incentive Award and Termination Protection Program (the “Program”). All terms used herein and not otherwise defined shall have the meaning given such terms in the Program and this Agreement shall be interpreted in the manner provided in the Program. In the event of any difference between this Agreement and the Program, the terms of the Program shall prevail.

1. Under the Program, the Employee is eligible for the following payments:

(a)	A Special Bonus of [fifty percent (50%)] of the Eligible Employee’s Salary on October 1, 2007, payable as provided in the Program.

(b)	A Termination Payment of [seventy-five percent (75%)] of the Eligible Employee’s Salary on October 1, 2007 plus [seventy-five percent (75%)] of his or her Target Bonus.

(c)	An Incentive Award equal to twenty-five percent (25%) of the annual bonuses allocated to the Eligible Employee for the period between October 1, 2007 and September 30, 2009 or, if earlier, the effective date of a Change in Control.

2. The undersigned Employee acknowledges receipt of the Program, and agrees to be bound by the Program, as interpreted by the Administrator in its sole discretion.

3. In the event of any disputes arising out of the terms and/or conditions of this Agreement, the Company and the Employee agree as follows:

(a)	The parties intend that any disputes or differences between them will be settled amicably or by arbitration. In the event of any dispute or difference hereunder or in connection with the subject matter of this Agreement, the party claiming a dispute will notify any other contracting party of the dispute or difference, giving the details of such dispute or difference, and notifying the other parties it desires such dispute or difference to be settled by the dispute resolution provisions of this Agreement. Any party to a dispute may request a meeting between the affected parties, which meeting will be held promptly, but in any event within thirty (30) days of the request. At such meeting the parties will review the circumstances of the dispute or difference. In the event the parties are unable to reach a mutually acceptable resolution of the matter within thirty (30) days of the first meeting, either party may submit the dispute to binding arbitration as set forth below.

(b)	If the dispute or difference has been referred to arbitration as provided above in Paragraph 3(a), then such dispute or difference will be finally settled by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, taking into account the need for speed and confidentiality. The Arbitrator will be an attorney or judge with experience in contract litigation and selected pursuant to the applicable rules of the American Arbitration Association.

(c)	The place and situs of arbitration will be Atlanta, Georgia. The Arbitrator will adopt the Commercial Arbitration Rules of the American Arbitration Association. The parties agree to facilitate the arbitration by (a) making available to each other and to the Arbitrator for inspection and review all documents, books and records as the Arbitrator will determine to be relevant to the dispute, (b) making individuals under their control available to other parties and the Arbitrator and (c) observing strictly the time period established by the Arbitrator for the submission of evidence and pleadings. The Arbitrator will have the power to render declaratory judgments, as well as to award monetary claims, provided that the Arbitrator will not have the power to act (i) outside the prescribed scope of this Agreement, or (ii) without providing an opportunity to each party to be represented before the arbitrator.

(d)	The Arbitrator’s award will be in writing. The prevailing party will be entitled to an award of costs, including attorneys’ fees, and expenses of the proceedings, and will be entitled to interest in accordance with the substantive law of the forum state. The arbitration judgment will be final and binding on the parties. Judgment on the Arbitrator’s award may be entered in any court having jurisdiction.

(e)	The Company and the Employee agree and understand that by executing this Agreement and agreeing to this Arbitration provision, they are giving up their rights to trial by jury for any dispute related to this Agreement.

                             (Company Representative’s Initials)                                          (Employee’s Initials)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth opposite their names below.

Date:	MUELLER WATER PRODUCTS, INC.

By:
Name:
Title:

Date:	Eligible Employee:

[NAME]

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